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                                                                      Exhibit 1.

                                  LUKENS INC.

                                  ("Company")

                          Medium-Term Notes, Series A

              Due from Nine Months to 30 Years from Date of Issue

                                TERMS AGREEMENT
                                ---------------


                                                                January 25, 1996


Lukens Inc.
50 South First Avenue
Coatesville, PA  19320-0911

Dear Sirs:

          We offer to purchase, on and subject to the terms and conditions of the Distribution Agreement filed as an exhibit to the Company's registration statement on Form S-3 (No. 33-53681) ("Distribution Agreement"), the following Notes ("Notes") on the following terms:

          Currency or Currency Units:  U.S. Dollars

          Stated Maturity:  February 1, 2006

          Principal Amount:  $75,000,000.00

          Public Offering Price: 99.384%

          Original Issue Discount Security: Yes___ No X
                                                     ---
          Underwriting Discount or Commission received from the Company (%):
          0.60%

          Proceeds to Company (%):  98.784% (immediately available funds)

          Fixed Rate of Interest:  Six and 50/100 percent (6.50%) per annum

          Interest Payment Dates:  February 1 and August 1

          Regular Record Dates:  January 15 and July 15
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          Trade Date:  January 25, 1996

          Settlement Date (Issue Date):  January 30, 1996
                                 *  *  *  *  *

          Our agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, including the conditions set forth in paragraphs (c), (d), (e), (f), (g) and (h) of Section 5 thereof. If, for any reason, the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause (iii), (iv) or (v) of Section 5(c) of the Distribution Agreement, the Issuer shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to
Section 4 of the Distribution Agreement.

          Unless the undersigned has received notification from the Company within one Business Day (as defined in the Distribution Agreement) that the Company does not agree to the terms set forth herein, this Terms Agreement shall constitute an agreement between the Company and the undersigned for the sale and purchase of the Notes upon the terms set forth herein and in the Distribution Agreement.

                                                  Very truly yours,

                                                  J.P. MORGAN SECURITIES INC.
                                                  CS FIRST BOSTON CORPORATION



                                                  By:   ________________________
                                                        Name:
                                                        Title:


Accepted and agreed to
as of the date set forth above.

LUKENS INC.


By:  ___________________________
     John C. van Roden, Jr.
     Senior Vice President and Treasurer